UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

TINGO, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-205835	83-0549737
(State or Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

43 West 23rd Street New York, NY	10010
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:___________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Class A Common Stock
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Tingo, Inc., a Nevada corporation (“Tingo” or the “Company”) is authorized to issue 2,500,000,000 shares of its capital stock, par value of $0.001 per share, 2,250,000,000 of which consist of Class A common stock (“Class A Common Stock”). Each share of Class A Common Stock is entitled to one (1) vote per share and votes together with holders of the Company’s Class B common stock on all matters submitted to a vote of the Company’s stockholders. Shares of Class B common stock, which have no dividend, distribution, liquidation, conversion, or economic rights of any kind, have ten (10) votes per share.

Subject to the rights of holders of any preferred stock having preference as to dividends and except as otherwise provided by the Company’s Articles of Incorporation or Nevada law, holders of Class A Common Stock shall be entitled ratably to receive dividends when, as and if declared by the Company’s board of directors out of assets legally available therefor.

Shares of Class A Common Stock do not have conversion, redemption, or preemptive rights.

The Company’s board of directors is authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders.

Because of their superior voting rights, shares of our Class B common stock, as well as shares of preferred stock, if issued with certain of the designations described above, could be used to make it difficult for a third party to gain control of the Company (e.g., by means of a tender offer), prevent or substantially delay such a change of control, discourage bids for our Class A Common Stock at a premium, or otherwise adversely affect the market price of the Company’s Class A Common Stock. As of the date of this registration statement, no shares of preferred stock are outstanding and no designations concerning any shares of preferred stock have been approved by the Company’s board of directors.

Item 2.	Exhibits.

3(a)	Amended and Restated Articles of Incorporation of the Company [Incorporated by reference to Exhibit 3(i) to Registrant’s Current Report on Form 8-K filed on October 20, 2021]

3(b)	Amended and Restated Bylaws of the Company [Incorporated by reference to Exhibit 3(ii) to Registrant’s Current Report on Form 8-K filed on September 16, 2021]

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Tingo, Inc.

Date: January 21, 2022	By:	/s/ Dozy Mmobuosi
	Name:	Dozy Mmobuosi
	Title:	Chief Executive Officer